Exhibit 99.1

PRESS RELEASE
Financial Contact:
Robert A. Milligan
Chief Financial Officer
480.998.3478
HEALTHCARE TRUST OF AMERICA, INC. REPORTS FOURTH QUARTER AND YEAR ENDED 2017 EARNINGS
$2.7 billion in 2017 Investments
Quarter Normalized FFO of $0.42 Per Diluted Share and Same-Property Cash NOI Growth of 2.8%
Scottsdale, Arizona (February 15, 2018) - Healthcare Trust of America, Inc. (NYSE: HTA) (“HTA”) announced results for the quarter and year ended December 31, 2017.
Fourth Quarter 2017 Highlights
Operating

•	Net Income Attributable to Common Stockholders: Increased 156.9% to $42.5 million, compared to Q4 2016. Earnings per diluted share increased 81.8% to $0.20 per diluted share, compared to Q4 2016.

•
Funds From Operations (“FFO”): As defined by the National Association of Real Estate Investment Trusts (“NAREIT”), increased 40.4%, to $85.6 million, compared to Q4 2016. FFO per diluted share decreased (2.4)%, to $0.41 per diluted share, compared to Q4 2016.

•	Normalized FFO: Increased 45.7%, to $86.7 million, compared to Q4 2016. Normalized FFO per diluted share increased 2.4%, to $0.42 per diluted share, compared to Q4 2016.

•	Normalized Funds Available for Distribution (“FAD”): Increased 39.1%, to $72.6 million, compared to Q4 2016.

•	Same-Property Cash Net Operating Income (“NOI”): Increased $2.3 million, or 2.8%, to $82.5 million, compared to Q4 2016.
Portfolio

•
Investments: During the quarter, HTA acquired a medical office building, a parcel of land which was a part of the acquisition of the Duke Realty healthcare business (“Duke Assets”), and an expansion project totaling $32.7 million, bringing year-to-date investments to $2.7 billion, net of development credits received at the closing of the Duke acquisition. These investments included the properties in the final closing associated with the Duke Assets which were announced in Q2 2017.

•
Dispositions: HTA completed the disposition of three medical office buildings located in Wisconsin and California for an aggregate sales price of $80.2 million, totaling approximately 195,000 square feet of gross leasable area (“GLA”), generating gains of $37.8 million.

•
Leasing: HTA entered into new and renewal leases on approximately 672,000 square feet of GLA, or 2.8% of its portfolio. Tenant retention for the Same-Property portfolio was 86% by GLA for the quarter, which included approximately 217,000 square feet of GLA of expiring leases. Renewal leases included tenant improvements of $2.39 per square foot per year of the lease term and approximately 10 days of free rent per year of the lease term.

Capital Markets

•
Equity: In October 2017, under its at-the-market (“ATM”) offering program, HTA issued 4,200,000 shares of its common stock for $124.3 million of gross proceeds at a price of $29.60 per share, and entered a forward sale arrangement pursuant to a forward equity agreement, with anticipated net proceeds of $75.0 million to be settled in April 2018, subject to adjustments as provided in the forward equity agreement. Additionally, as part of an acquisition transaction, HTALP issued 16,972 partnership units with a market value at the time of issuance of approximately $0.5 million.

2017 Investment Performance

•
Investments: During 2017, HTA completed and closed $2.7 billion of investments, totaling approximately 6.8 million square feet of GLA, including projects under development. These acquisitions included 93 in-service properties, two parcels of land, and seven development properties, including five recently developed properties and two properties under development. The two properties under development were 100% pre-leased and are expected to be completed by the end of Q2 2018. Approximately 90% of the GLA for HTA’s 2017 investments are located in HTA’s existing key markets, allowing HTA to manage and service these properties with its existing property management, building services, and leasing platform, thereby generating additional cash flow opportunities.

•
Cash NOI: During the quarter, HTA generated $33.9 million of Cash NOI on its 2017 investments, including a partial period impact for acquisitions that had closed and developments that were completed during the period. As of December 31, 2017, HTA’s run rate yield on its 2017 investments was approximately 5.2%, which included the full year impact of acquisitions and dispositions that had closed during the year, and new leases that were signed but not yet occupied during the year.

•
Leasing: During the quarter, HTA entered into new leases on approximately 14,000 square feet of GLA for its 2017 investments. In addition, during the quarter, HTA entered into renewal leases totaling approximately 95,000 square feet of GLA. HTA executed these leases utilizing its existing in-house leasing representatives which would have resulted in capitalized leasing commissions totaling $0.3 million, or approximately 1% of quarterly Cash NOI, if third party brokers had been used by HTA.

•
Property Management & Building Services: As of December 31, 2017, HTA provided property management services to 95% of its 2017 investments as measured by GLA. During the quarter, HTA earned approximately $1.3 million of property management fees related to these properties which were included in total Cash NOI. On an annual basis, these properties generated a total of approximately $5.2 million in property management fees. As of December 31, 2017, HTA provided building services to approximately 65% of the multi-tenant properties included in its 2017 investments. In addition, during the quarter, HTA earned $0.4 million in expense recoveries from building services which were included in total Cash NOI.

•
Development: During the year, HTA-Development completed three development projects located in Dallas, TX, Oxford, MS, and Raleigh, NC, with total construction costs of $53.2 million. As such, five of the seven development properties acquired by HTA as a part of the Duke Assets have been completed, with a majority thereof fully leased at this time. As of the end of the quarter, these five properties were 82% leased and generated $1.0 million of Cash NOI. HTA is currently in the late stages of lease negotiations for an additional 14,000 square feet of GLA that would bring the leased rate on these properties to 89% if completed. The seven development properties are projected to generate between $2.50 million and $2.75 million in quarterly Cash NOI upon completion and stabilization.

Year Ended 2017 Highlights
Operating

•	Net Income Attributable to Common Stockholders: Increased 39.2% to $63.9 million, compared to 2016. Earnings per diluted share increased 3.0% to $0.34 per diluted share, compared to 2016.

•	FFO: As defined by NAREIT, increased 31.8%, to $284.2 million, compared to 2016. FFO per diluted share decreased (0.6)% to $1.53 per diluted share, compared to 2016.

•	Normalized FFO: Increased 34.1%, to $302.0 million, compared to 2016. Normalized FFO per diluted share increased 1.2% to $1.63 per diluted share, compared to 2016.

•	Normalized FAD: Increased 30.4%, to $260.9 million, compared to 2016.

•	Same-Property Cash NOI: Increased $8.0 million, or 2.9%, to $284.8 million, compared to 2016. Same-Property rental revenue increased $4.8 million, or 1.5%, to $317.9 million, compared to 2016.
Portfolio

•
Investments: During the year ended December 31, 2017, HTA completed investments of $2.7 billion, net of development credits received at the closing of the Duke acquisition, totaling approximately 6.8 million square feet of GLA, including projects under development, which were 93% leased as of the date of acquisition and consisted of the following:

◦
As of December 31, 2017, HTA closed on Duke Assets of approximately $2.25 billion for 71 properties and two parcels of land, including a 50% ownership interest in an unconsolidated joint venture, totaling approximately 5.2 million square feet of GLA, including projects under development, which were 94% leased as of the date of acquisition.

◦
In addition, as of December 31, 2017, HTA completed investments of $485.9 million, including expansion projects, totaling approximately 1.6 million square feet of GLA that were 90% leased as of the date of acquisition and which were located substantially in certain of HTA’s 20 to 25 key markets.

•
Development Platform Acquisition: During the year ended December 31, 2017, HTA completed its acquisition of Duke’s development and construction platform as part of the acquisition of the Duke Assets. Prior to this acquisition, this best-in-class development platform, renamed HTA-Development by HTA, had developed over $1.0 billion in medical real estate assets over the last 10 years.

•
Dispositions: During the year ended December 31, 2017, HTA completed the disposition of four medical office buildings located in Wisconsin, California and Texas for an aggregate sales price of $85.2 million, totaling approximately 243,000 square feet of GLA, and generating gains of $37.8 million.

•
Leasing: During the year ended December 31, 2017, HTA entered into new and renewal leases on approximately 2.7 million square feet of GLA, or 11.2%, of its portfolio. Tenant retention for the Same-Property portfolio was 78% by GLA year-to-date, which included approximately 1.5 million square feet of expiring leases. Renewal leases included tenant improvements of $1.70 per square foot of GLA per year of the lease term and approximately six days of free rent per year of the lease term.

•	Leased Rate: As of December 31, 2017, HTA had a leased rate for its portfolio of 91.8% by GLA and 91.6% for its Same-Property portfolio.

Balance Sheet and Capital Markets

•
Balance Sheet: As of December 31, 2017, HTA had total leverage of 29.9% measured as net debt (total debt less cash and cash equivalents) to total capitalization, and 5.9x measured as net debt to Adjusted Earnings before Interest, Taxes, Depreciation and Amortization for real estate (“Adjusted EBITDAre”). Total liquidity at the end of the quarter was $1.2 billion, including $991.2 million of availability under HTA’s unsecured revolving credit facility, $100.4 million of cash and cash equivalents and a $75.0 million forward equity agreement.

•
Equity: During the year ended December 31, 2017, HTA issued and sold approximately $1.8 billion of equity at an average price of $28.76 per share and entered a forward sale arrangement pursuant to a forward equity agreement, with anticipated net proceeds of $75.0 million to be settled in April 2018, subject to adjustments as provided in the forward equity agreement under its ATM offering program. Additionally, in September 2017, HTA entered into new equity distribution agreements with its various sales agents with respect to its ATM offering program of common stock with an aggregate sales amount of up to $500.0 million.

•
Debt: During the year ended December 31, 2017, HTA issued approximately $1.2 billion in debt, which consisted of $900.0 million in senior unsecured notes issued in a public offering at an average interest rate of 3.4% per annum and an average duration of 7.7 years, and entered into a $286.0 million promissory note with the seller in the Duke acquisition, with a 4.0% per annum interest rate. Additionally, in July 2017, HTA, as guarantor, and HTALP, as borrower, entered into an amended and restated $1.3 billion unsecured credit agreement which increased the amount available under the unsecured revolving credit facility to $1.0 billion and extended the maturity date to June 30, 2022, and extended the maturity date until February 1, 2023 under the $300.0 million unsecured term loan. The interest rate on the unsecured revolving credit facility is adjusted LIBOR plus a margin ranging from 0.83% to 1.55% per annum based on HTA’s credit rating. These transactions were used to substantially finance HTA’s 2017 investments and position its investment grade balance sheet for future growth.

Financial Results - Fourth Quarter 2017
Rental Income
Rental income increased 42.4% to $173.6 million for the three months ended December 31, 2017, compared to $121.9 million for the three months ended December 31, 2016.
Net Income
Net income increased 153.4% to $43.5 million for the three months ended December 31, 2017, compared to $17.2 million net income for the three months ended December 31, 2016.
FFO
FFO, as defined by NAREIT, was $0.41 per diluted share, or $85.6 million, for the three months ended December 31, 2017, compared to $0.42 per diluted share, or $60.9 million, for the three months ended December 31, 2016.
Normalized FFO
Normalized FFO was $0.42 per diluted share, or $86.7 million, for the three months ended December 31, 2017, compared to $0.41 per diluted share, or $59.5 million, for the three months ended December 31, 2016.
Normalized FAD
Normalized FAD increased 39.1% to $72.6 million, for the three months ended December 31, 2017, compared to $52.2 million for the three months ended December 31, 2016.
NOI
NOI increased 44.2% to $120.5 million for the three months ended December 31, 2017, compared to $83.6 million for the three months ended December 31, 2016.
Same-Property Cash NOI
Same-Property Cash NOI increased $2.3 million, or 2.8%, to $82.5 million, for the three months ended December 31, 2017, compared to $80.2 million for the three months ended December 31, 2016.
General and Administrative Expenses
General and administrative expenses were $8.2 million for the three months ended December 31, 2017, compared to $7.9 million for the three months ended December 31, 2016.
Interest Expense and Change in Fair Value of Derivative Financial Instruments
The total interest expense and change in fair value of derivative financial instruments for the three months ended December 31, 2017, was $25.9 million, all of which related to debt and interest rate swaps.
Investment Activity
During the three months ended December 31, 2017, HTA completed investments of $32.7 million, which consisted of an MOB, a parcel of land which was part of the acquisition of the Duke Assets, and an expansion project.
Tenant Retention
Tenant retention for the Same-Property portfolio was 86% by GLA for the quarter, which included approximately 217,000 square feet of GLA of expiring leases.

Financial Results - Year Ended 2017
Rental Income
Rental income increased 33.0% to $612.6 million for the year ended December 31, 2017, compared to $460.6 million for the year ended December 31, 2016.
Net Income
Net income increased 38.5% to $65.6 million for the year ended December 31, 2017, compared to $47.3 million for the year ended December 31, 2016.
FFO
FFO, as defined by NAREIT, was $1.53 per diluted share, or $284.2 million, for the year ended December 31, 2017, compared to $1.54 per diluted share, or $215.6 million, for the year ended December 31, 2016.
Normalized FFO
Normalized FFO was $1.63 per diluted share, or $302.0 million, for the year ended December 31, 2017, compared to $1.61 per diluted share, or $225.2 million, for the year ended December 31, 2016.
Normalized FAD
Normalized FAD increased 30.4% to $260.9 million, for the year ended December 31, 2017, compared to $200.1 million for the year ended December 31, 2016.
NOI
NOI increased 33.0% to $421.8 million for the year ended December 31, 2017, compared to $317.2 million for the year ended December 31, 2016.
Same-Property Cash NOI
Same-Property Cash NOI increased $8.0 million, or 2.9%, to $284.8 million, for the year ended December 31, 2017, compared to $276.9 million for the year ended December 31, 2016. Same-Property rental revenue increased $4.8 million, or 1.5%, to $317.9 million, for the year ended December 31, 2017, compared to the year ended December 31, 2016.
General and Administrative Expenses
General and administrative expenses were $33.4 million for the year ended December 31, 2017, compared to $28.8 million for the year ended December 31, 2016.
Interest Expense and Change in Fair Value of Derivative Financial Instruments
The total interest expense and change in fair value of derivative financial instruments for the year ended December 31, 2017, was $85.5 million, which included $86.4 million of interest expense related to debt and interest rate swaps, and a net gain of $0.9 million on the change in the fair value of HTA’s derivative financial instruments.
HTA ended the year with a weighted average interest rate of 3.50% per annum, including the impact of interest rate swaps. The weighted average remaining term of HTA’s total debt was 5.7 years, including extension options.
Investment Activity
During the year ended December 31, 2017, HTA completed investments of $2.7 billion, net of development credits received at the closing of the Duke acquisition, including its investment in a unconsolidated joint venture, totaling 6.8 million square feet of GLA, including projects under development, which were 93% leased as of the acquisition date.
Leased Rate, Occupancy Rate and Tenant Retention
The leased rate (includes leases which have been executed, but which have not yet commenced) was 91.8% by GLA as of December 31, 2017. The occupancy rate of HTA’s portfolio was 91.0% by GLA as of December 31, 2017. Tenant retention for the Same-Property portfolio was 78% by GLA as of December 31, 2017, which included approximately 1.5 million square feet of GLA of expiring leases.
Credit Rated Tenants
Investment grade rated tenants as a percent of annualized base rent was 47% as of December 31, 2017. Additionally, 61% of HTA’s annualized base rent as of December 31, 2017 was derived from tenants that have (or whose parent companies have) a credit rating from a nationally recognized rating agency.
In-House Property Management and Leasing Platform
As of December 31, 2017, HTA’s in-house property management and leasing platform operated approximately 22.4 million square feet of GLA, or 93%, of HTA’s total portfolio.
Balance Sheet
As of December 31, 2017, HTA had total assets of $6.4 billion, cash and cash equivalents of $100.4 million, and $991.2 million available under its unsecured revolving credit facility (includes the impact of $8.8 million of outstanding letters of credit). The leverage ratio of net debt to total capitalization was 29.9% as of December 31, 2017.

About Healthcare Trust of America, Inc.
Healthcare Trust of America, Inc. (NYSE: HTA) is the largest dedicated owner and operator of medical office buildings (“MOBs”) in the United States based on gross leasable area (“GLA”). We provide the real estate infrastructure for the integrated delivery of healthcare services in highly desirable locations. Over the last decade, we have invested $7.0 billion primarily in MOBs and other healthcare assets comprising 24.1 million square feet of GLA. Our investments are targeted in 20 to 25 key markets that we believe have superior healthcare demographics that support strong, long-term demand for medical office space. We have achieved, and continue to achieve, critical mass within these key markets by expanding our presence through accretive acquisitions, and utilizing our in-house operating expertise through our regionally located property management and leasing platform. Headquartered in Scottsdale, Arizona and directed from our full-time service offices, HTA has developed a national brand with dedicated relationships at the local level. We have achieved scale in 16 markets with greater than 500,000 square feet and 10 markets with approximately 1 million or greater square feet; in each market we service our healthcare providers through our institutional full-service operational platform including property management, leasing and development services. This drives efficiencies, strong tenant and health system relationships, and strategic partnerships that result in high levels of tenant retention, rental growth, and long-term value creation across the portfolio.
Founded in 2006 and listed on the New York Stock Exchange in 2012, HTA has produced attractive returns for its stockholders that we believe have significantly outperformed the S&P 500 and US REIT indices. More information about HTA can be found on the Company’s website at www.htareit.com.
Forward-Looking Language
This press release contains certain forward-looking statements with respect to HTA. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially and in adverse ways from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, without limitation, the following: changes in economic conditions generally and the real estate market specifically; legislative and regulatory changes, including changes to laws governing the taxation of REITs and changes to laws governing the healthcare industry; the availability of capital; changes in interest rates; competition in the real estate industry; the supply and demand for operating properties in our proposed market areas; changes in accounting principles generally accepted in the United States of America; policies and guidelines applicable to REITs; the availability of properties to acquire; and the availability of financing. Additional information concerning us and our business, including additional factors that could materially and adversely affect our financial results, include, without limitation, the risks described under Part I, Item 1A - Risk Factors, in our Annual Report on Form 10-K and in our filings with the SEC.
Conference Call
HTA will host a conference call and webcast on Friday, February 16, 2018 at 10:00 a.m. Eastern Time (7:00 a.m. Pacific Time) to review its financial performance and operating results for the quarter and year ended December 31, 2017.
Conference Call and Webcast Details:
Domestic Dial-In Number: (877) 507-6265
International Dial-In Number: (412) 902-6633
Canada Dial-In Number: (855) 669-9657
Webcast: www.htareit.com under the Investor Relations tab
Replay Conference Call Details:
Domestic Dial-In Number: (877) 344-7529
International Dial-In Number: (412) 317-0088
Canada Dial-In Number: (855) 669-9658
Conference ID: 10116957
Available February 16, 2018 (one hour after the end of the conference call) to March 16, 2018 at 10:00 a.m. Eastern Time (7:00 a.m. Pacific Time)
Supplemental Information
Supplemental financial data are available on the HTA’s website at www.htareit.com.

HEALTHCARE TRUST OF AMERICA, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited and in thousands, except share data)

	Year Ended December 31,
	2017	2016
ASSETS
Real estate investments:
Land	$485,319	$386,526
Building and improvements	5,830,824	3,466,516
Lease intangibles	639,199	467,571
Construction in progress	14,223	—
	6,969,565	4,320,613
Accumulated depreciation and amortization	(1,021,691)	(817,593)
Real estate investments, net	5,947,874	3,503,020
Investment in unconsolidated joint venture	68,577	—
Cash and cash equivalents	100,356	11,231
Restricted cash	18,204	13,814
Receivables and other assets, net	207,857	173,461
Other intangibles, net	106,714	46,318
Total assets	$6,449,582	$3,747,844
LIABILITIES AND EQUITY
Liabilities:
Debt	$2,781,031	$1,768,905
Accounts payable and accrued liabilities	167,852	105,034
Derivative financial instruments - interest rate swaps	1,089	1,920
Security deposits, prepaid rent and other liabilities	61,222	49,859
Intangible liabilities, net	68,203	37,056
Total liabilities	3,079,397	1,962,774
Commitments and contingencies
Redeemable noncontrolling interests	6,737	4,653
Equity:
Preferred stock, $0.01 par value; 200,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.01 par value; 1,000,000,000 shares authorized; 204,892,118 and 141,719,134 shares issued and outstanding as of December 31, 2017 and 2016, respectively	2,049	1,417
Additional paid-in capital	4,508,528	2,754,818
Accumulated other comprehensive loss	274	—
Cumulative dividends in excess of earnings	(1,232,069)	(1,068,961)
Total stockholders’ equity	3,278,782	1,687,274
Noncontrolling interests	84,666	93,143
Total equity	3,363,448	1,780,417
Total liabilities and equity	$6,449,582	$3,747,844

HEALTHCARE TRUST OF AMERICA, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Revenues:
Rental income	$173,607	$121,917	$612,556	$460,563
Interest and other operating income	163	122	1,434	365
Total revenues	173,770	122,039	613,990	460,928
Expenses:
Rental	53,273	38,452	192,147	143,751
General and administrative	8,225	7,894	33,403	28,773
Transaction	267	1,541	5,885	6,538
Depreciation and amortization	72,086	46,436	244,986	176,866
Impairment	8,829	3,080	13,922	3,080
Total expenses	142,680	97,403	490,343	359,008
Income before other income (expense)	31,090	24,636	123,647	101,920
Interest expense:
Interest related to derivative financial instruments	(204)	(521)	(1,031)	(2,377)
Gain on change in fair value of derivative financial instruments, net	—	3,488	884	1,344
Total interest related to derivative financial instruments, including net change in fair value of derivative financial instruments	(204)	2,967	(147)	(1,033)
Interest related to debt	(25,656)	(15,266)	(85,344)	(59,769)
Gain on sale of real estate, net	37,799	4,754	37,802	8,966
Loss on extinguishment of debt, net	—	(3)	(11,192)	(3,025)
Income from unconsolidated joint venture	401	—	782	—
Other income	42	66	29	286
Net income	$43,472	$17,154	$65,577	$47,345
Net income attributable to noncontrolling interests	(946)	(603)	(1,661)	(1,433)
Net income attributable to common stockholders	$42,526	$16,551	$63,916	$45,912
Earnings per common share - basic:
Net income attributable to common stockholders	$0.21	$0.12	$0.35	$0.34
Earnings per common share - diluted:
Net income attributable to common stockholders	$0.20	$0.11	$0.34	$0.33
Weighted average common shares outstanding:
Basic	204,434	141,727	181,064	136,620
Diluted	208,626	146,050	185,278	140,259

HEALTHCARE TRUST OF AMERICA, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in thousands)

	Year Ended December 31,
	2017	2016	2015
Cash flows from operating activities:
Net income	$65,577	$47,345	33,557
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and other	239,044	175,285	151,614
Share-based compensation expense	6,870	7,071	5,724
Bad debt expense	438	846	828
Impairment	13,922	3,080	2,581
Income from unconsolidated joint venture	(782)	—	—
Distributions from unconsolidated joint venture	750	—	—
Gain on sale of real estate, net	(37,802)	(8,966)	(152)
Loss (gain) on extinguishment of debt, net	11,192	3,025	(123)
Change in fair value of derivative financial instruments	(884)	(1,344)	769
Changes in operating assets and liabilities:
Receivables and other assets, net	(33,733)	(22,080)	(7,508)
Accounts payable and accrued liabilities	37,406	2,171	(6,284)
Prepaid rent and other liabilities	5,545	(2,738)	10,089
Net cash provided by operating activities	307,543	203,695	191,095
Cash flows from investing activities:
Investments in real estate	(2,383,581)	(591,954)	(279,334)
Investment in unconsolidated joint venture	(68,839)	—	—
Development of real estate	(25,191)	—	—
Proceeds from the sale of real estate	80,640	26,555	34,629
Capital expenditures	(64,833)	(42,994)	(29,270)
Collection of real estate notes receivable	9,964	—	—
Advances on real estate notes receivable	(3,256)	—	—
Other assets	—	—	(196)
Net cash used in investing activities	(2,455,096)	(608,393)	(274,171)
Cash flows from financing activities:
Borrowings on unsecured revolving credit facility	570,000	574,000	454,000
Payments on unsecured revolving credit facility	(658,000)	(704,000)	(272,000)
Proceeds from unsecured senior notes	900,000	347,725	—
Borrowings on unsecured term loans	—	200,000	100,000
Payments on unsecured term loans	—	(155,000)	—
Payments on secured mortgage loans	(77,024)	(110,935)	(94,856)
Deferred financing costs	(16,904)	(3,191)	(204)
Debt extinguishment costs	(10,571)	—	—
Security deposits	2,419	924	(243)
Proceeds from issuance of common stock	1,746,956	418,891	44,324
Issuance of operating partnership units	—	2,706	—
Repurchase and cancellation of common stock	(3,413)	(2,642)	(1,667)
Dividends paid	(207,087)	(159,174)	(146,372)
Distributions paid to noncontrolling interest of limited partners	(5,308)	(3,951)	(2,156)
Redemption of redeemable noncontrolling interest	—	(4,572)	—
Net cash provided by financing activities	2,241,068	400,781	80,826
Net change in cash, cash equivalents and restricted cash	93,515	(3,917)	(2,250)
Cash, cash equivalents and restricted cash - beginning of year	25,045	28,962	31,212
Cash, cash equivalents and restricted cash - end of year	$118,560	$25,045	$28,962

HEALTHCARE TRUST OF AMERICA, INC.
NOI, CASH NOI AND SAME-PROPERTY CASH NOI
(unaudited and in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Net income	$43,472	$17,154	$65,577	$47,345
General and administrative expenses	8,225	7,894	33,403	28,773
Transaction expenses (1)	267	1,541	5,885	6,538
Depreciation and amortization expense	72,086	46,436	244,986	176,866
Impairment	8,829	3,080	13,922	3,080
Interest expense and net change in fair value of derivative financial instruments	25,860	12,299	85,491	60,802
Gain on sales of real estate, net	(37,799)	(4,754)	(37,802)	(8,966)
Loss on extinguishment of debt, net	—	3	11,192	3,025
Income from unconsolidated joint venture	(401)	—	(782)	—
Other income	(42)	(66)	(29)	(286)
NOI	$120,497	$83,587	$421,843	$317,177
NOI percentage growth	44.2%		33.0%

NOI	$120,497	$83,587	$421,843	$317,177
Straight-line rent adjustments, net	(2,803)	(523)	(8,637)	(4,159)
Amortization of (below) and above market leases/leasehold interests, net and lease termination fees	108	185	354	682
Cash NOI	$117,802	$83,249	$413,560	$313,700
Notes receivable interest income	(104)	(115)	(1,193)	(183)
Non Same-Property Cash NOI	(35,239)	(2,944)	(127,528)	(36,652)
Same-Property Cash NOI (2)	$82,459	$80,190	$284,839	$276,865
Same-Property Cash NOI percentage growth	2.8%		2.9%

(1) For the three months and year ended December 31, 2017, transaction costs reflect the prospective presentation of the early adoption of ASU 2017-01 as of January 1, 2017. Additionally, for the year ended December 31, 2017, transaction costs included $4.6 million of non-incremental costs related to the Duke acquisition.

(2) Same-Property includes 343 and 295 buildings for the three months and year ended December 31, 2017 and 2016, respectively.
NOI is a non-GAAP financial measure that is defined as net income or loss (computed in accordance with GAAP) before: (i) general and administrative expenses; (ii) transaction expenses; (iii) depreciation and amortization expense; (iv) impairment; (v) interest expense and net change in fair value of derivative financial instruments; (vi) gain or loss on sales of real estate; (vii) gain or loss on extinguishment of debt; (viii) income or loss from unconsolidated joint venture; and (ix) other income or expense. HTA believes that NOI provides an accurate measure of the operating performance of its operating assets because NOI excludes certain items that are not associated with the management of its properties. Additionally, HTA believes that NOI is a widely accepted measure of comparative operating performance of real estate investment trusts (“REITs”). However, HTA’s use of the term NOI may not be comparable to that of other REITs as they may have different methodologies for computing this amount. NOI should not be considered as an alternative to net income or loss (computed in accordance with GAAP) as an indicator of its financial performance. NOI should be reviewed in connection with other GAAP measurements.
Cash NOI is a non-GAAP financial measure which excludes from NOI: (i) straight-line rent adjustments; and (ii) amortization of below and above market leases/leasehold interests. Contractual base rent, contractual rent increases, contractual rent concessions and changes in occupancy or lease rates upon commencement and expiration of leases are a primary driver of HTA’s revenue performance. HTA believes that Cash NOI, which removes the impact of straight-line rent adjustments, provides another measurement of the operating performance of its operating assets. Additionally, HTA believes that Cash NOI is a widely accepted measure of comparative operating performance of REITs. However, HTA’s use of the term Cash NOI may not be comparable to that of other REITs as they may have different methodologies for computing this amount. Cash NOI should not be considered as an alternative to net income or loss (computed in accordance with GAAP) as an indicator of its financial performance. Cash NOI should be reviewed in connection with other GAAP measurements.
To facilitate the comparison of Cash NOI between periods, HTA calculates comparable amounts for a subset of its owned and operational properties referred to as “Same-Property”. Same-Property Cash NOI excludes properties which have not been owned and operated by HTA during the entire span of all periods presented, excluding properties intended for disposition in the near term, development and land parcels, HTA’s share of unconsolidated joint ventures, notes receivable interest income and certain non-routine items. Same-Property Cash NOI should not be considered as an alternative to net income or loss (computed in accordance with GAAP) as an indicator of its financial performance. Same-Property Cash NOI should be reviewed in connection with other GAAP measurements.

HEALTHCARE TRUST OF AMERICA, INC.
FFO, NORMALIZED FFO AND NORMALIZED FAD
(unaudited and in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Net income attributable to common stockholders	$42,526	$16,551	$63,916	$45,912
Depreciation and amortization expense related to investments in real estate	71,543	46,067	243,221	175,544
Gain on sale of real estate, net	(37,799)	(4,754)	(37,802)	(8,966)
Impairment	8,829	3,080	13,922	3,080
Proportionate share of joint venture depreciation and amortization	463	—	969	—
FFO attributable to common stockholders	$85,562	$60,944	$284,226	$215,570
Transaction expenses (1)	267	1,541	1,242	6,538
Gain on change in fair value of derivative financial instruments, net	—	(3,488)	(884)	(1,344)
Loss on extinguishment of debt, net	—	3	11,192	3,025
Noncontrolling income from partnership units included in diluted shares	903	513	1,538	1,315
Other normalizing items, net (2)	—	—	4,643	117
Normalized FFO attributable to common stockholders	$86,732	$59,513	$301,957	$225,221
Other income	(42)	(66)	(29)	(286)
Non-cash compensation expense	1,377	1,935	6,870	7,071
Straight-line rent adjustments, net	(2,803)	(523)	(8,637)	(4,159)
Amortization of (below) and above market leases/leasehold interests and corporate assets, net	652	554	2,119	2,030
Deferred revenue - tenant improvement related	(5)	—	(28)	—
Amortization of deferred financing costs and debt discount/premium, net	1,287	816	4,216	3,104
Recurring capital expenditures, tenant improvements and leasing commissions	(14,588)	(10,032)	(45,608)	(32,898)
Normalized FAD attributable to common stockholders	$72,610	$52,197	$260,860	$200,083

Net income attributable to common stockholders per diluted share	$0.20	$0.11	$0.34	$0.33
FFO adjustments per diluted share, net	0.21	0.31	1.19	1.21
FFO attributable to common stockholders per diluted share	$0.41	$0.42	$1.53	$1.54
Normalized FFO adjustments per diluted share, net	0.01	(0.01)	0.10	0.07
Normalized FFO attributable to common stockholders per diluted share	$0.42	$0.41	$1.63	$1.61

Weighted average diluted common shares outstanding	208,626	146,050	185,278	140,259

(1) For the three months and year ended December 31, 2017, amounts reflect the prospective presentation of the early adoption of ASU 2017-01 as of January 1, 2017.
(2) For the year ended December 31, 2017, other normalizing items include $4.6 million of non-incremental costs related to the Duke acquisition that were included in transaction expenses on HTA’s condensed consolidated statements of operations. In addition, other normalizing items excludes lease termination fees as they are deemed to be generated in the ordinary course of business.

HTA computes FFO in accordance with the current standards established by NAREIT. NAREIT defines FFO as net income or loss attributable to common stockholders (computed in accordance with GAAP), excluding gains or losses from sales of real estate property and impairment write-downs of depreciable assets, plus depreciation and amortization related to investments in real estate, and after adjustments for unconsolidated partnerships and joint ventures. HTA presents this non-GAAP financial measure because it considers it an important supplemental measure of its operating performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. Historical cost accounting assumes that the value of real estate assets diminishes ratably over time. Since real estate values have historically risen or fallen based on market conditions, many industry investors have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. Because FFO excludes depreciation and amortization unique to real estate, among other items, it provides a perspective not immediately apparent from net income or loss attributable to common stockholders.

HTA computes Normalized FFO, which excludes from FFO: (i) transaction expenses; (ii) gain or loss on change in fair value of derivative financial instruments; (iii) gain or loss on extinguishment of debt; (iv) noncontrolling income or loss from partnership units included in diluted shares; and (v) other normalizing items, which include items that are unusual and infrequent in nature. HTA presents this non-GAAP financial measure because it allows for the comparison of its operating performance to other REITs and between periods on a consistent basis. HTA’s methodology for calculating Normalized FFO may be different from the methods utilized by other REITs and, accordingly, may not be comparable to other REITs. Normalized FFO should not be considered as an alternative to net income or loss attributable to common stockholders (computed in accordance with GAAP) as an indicator of its financial performance, nor is it indicative of cash available to fund cash needs. Normalized FFO should be reviewed in connection with other GAAP measurements.
HTA also computes Normalized FAD, which excludes from Normalized FFO: (i) other income or expense; (ii) non-cash compensation expense; (iii) straight-line rent adjustments; (iv) amortization of below and above market leases/leasehold interests and corporate assets; (v) amortization of deferred financing costs and debt premium/discount; and (vi) recurring capital expenditures, tenant improvements and leasing commissions. HTA believes this non-GAAP financial measure provides a meaningful supplemental measure of its operating performance. Normalized FAD should not be considered as an alternative to net income or loss attributable to common stockholders (computed in accordance with GAAP) as an indicator of its financial performance, nor is it indicative of cash available to fund cash needs. Normalized FAD should be reviewed in connection with other GAAP measurements.